EXHIBIT 10.9
PERFORMANCE SHARES AWARD AGREEMENT

KeyCorp grants to the Participant named below, in accordance with the terms, and subject to the conditions, of the KeyCorp 2019 Equity Compensation Plan (the “Plan”), this Performance Shares Award Agreement (the “Award Agreement”) and the attached Acceptance Agreement, an award of the number of performance shares (“Performance Shares” or “Award”), on the Date of Grant, each as set forth below. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

Each Performance Share represents the contingent right to receive one Common Share, subject to the terms and conditions set forth in the Plan, this Award Agreement and the Acceptance Agreement. The Participant’s right to receive payment of the Performance Shares shall be contingent upon the achievement of the Performance Goal and the Participant’s continued employment, each as provided herein, in all cases subject to the other terms and conditions of this Award Agreement, the Plan and the Acceptance Agreement.

Name of Participant:	[●]

Target Number of Performance Shares:	[●]

Date of Grant:	[●]

Vesting Date:	February 17, 2024, subject to the Participant’s continued employment on that date and the achievement of the Performance Goal set forth below, as determined by the Compensation and Organization Committee of the Board of Directors (except as otherwise provided in this Award Agreement)

Performance Period:	January 1, 20201 through December 31, 2023

Performance Goal:
That the ratio of KeyCorp’s average Pre-Provision Net Revenue for the three fiscal years in the Performance Period to KeyCorp’s Average Assets for the three fiscal years that preceded the Performance Period equals or exceeds seventy-five percent (75%) of the same ratio for the three fiscal years that preceded the Performance Period.

Within two and one-half months after the end of the Performance Period, the Committee shall determine whether the Performance Goal has been achieved in accordance with the provisions of this Award Agreement, the Plan and the Acceptance Agreement. Except as otherwise provided pursuant to Section 1 of this Award Agreement, the Performance Shares will be forfeited without further action or notice if the Committee determines that the Performance Goal has not been achieved.

For purposes of this Award Agreement:

Average Assets:	KeyCorp’s average assets of continuing operations for the relevant fiscal years, as reported in the Form 10-Ks filed by KeyCorp for the relevant fiscal years.

Pre-Provision Net Revenue:	KeyCorp’s pre-provision net revenue from continuing operations for the relevant fiscal years, as reported in the Form 10-Ks filed by KeyCorp for the relevant fiscal years.
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The Participant must accept the Award online within one year from the Date of Grant and in accordance with the procedures established by KeyCorp and the Award administrator or this Award Agreement may be cancelled by KeyCorp, in its sole discretion. By accepting the Award in accordance with these procedures, the Participant acknowledges that:

•This Award is subject to the KeyCorp Incentive Compensation Program and Policy, as amended from time to time. The Participant understands and agrees that the Award is subject to risk adjustment in accordance with the procedures set forth in the KeyCorp Incentive Compensation Program and Policy. These procedures permit Key, in its sole discretion, to decrease, forfeit, or initiate a clawback, of all or any part of the Award under certain circumstances, including in the event that the Participant receives a "Does Not Meet" risk rating as part of his or her annual performance review, and/or in the event of a significant credit, market or operational loss or significant risk event (e.g., high criticality findings, significant failures in the control environment, etc.) (collectively referred to as “risk events”). If a risk event occurs, whether at the individual or business level, a root cause analysis may be conducted, which may result in a risk adjustment of the Award.

•The Participant understands that as a condition to receiving the Award, the Participant must agree to be bound by and comply with the terms and conditions of the Plan, the Award Agreement and related Acceptance Agreement. As soon as the Participant accepts the Award, the terms and conditions of the Award Agreement and Acceptance Agreement will constitute a legal contract that will bind both the Participant and KeyCorp.

Additional Terms

1. Effect of Termination.

(a) In General. The Award shall be forfeited automatically without further action or notice if the Participant ceases to be continuously employed by Key prior to the Vesting Date, except as otherwise provided in this Section 1 (and notwithstanding any provision of Section 12 of the Plan to the contrary). For purposes of this Section 1, the continuous employment of the Participant shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of Key, by reason of the transfer of employment among KeyCorp and its affiliates.

(b) Certain Terminations. Notwithstanding Section 1(a), if, prior to the Vesting Date:

(i) the Participant’s continuous employment is terminated as a result of the Participant’s death or Disability, the Participant will immediately vest in the full number of the Performance Shares; or
(ii) the Participant’s continuous employment is terminated as a result of Retirement, the Participant shall, (A) for any unvested Performance Shares that were granted one year or more prior to the Participant’s effective termination date, fully vest in such Performance Shares, and (B) for any unvested Performance Shares that were granted less than one year prior to Participant’s effective termination date, vest in a pro rata portion of such Performance Shares; provided, however, that Key may, in its sole discretion, provide that any unvested Performance Shares that would otherwise be subject to Section 1(b)(ii)(B) (i.e., vest in a pro rata portion as a result of Retirement because such Performance Shares were granted less than one year prior to Participant’s effective termination date) may instead be treated consistent with Section 1(b)(ii)(A) (i.e., fully vest); or

(iii) the Participant’s continuous employment is terminated as a result of a Termination Under Limited Circumstances, subject to the Participant executing a release of claims in Key’s favor in a form agreeable to Key, the Participant will vest in the full number of unvested Performance Shares on the scheduled Vesting Date; provided, however, that should Key determine, in its sole discretion, that full vesting of any unvested Performance Shares would result in the unjust enrichment of the Participant, Key may provide, instead, that the Participant will vest only in a pro rata portion of any unvested Performance Shares.

Subject to Section 11 hereof, Performance Shares vested under the provisions of Section 1(b)(i) and any Performance Shares subject to pro rata vesting under the provisions of Section 1(b)(ii) or (iii) shall be paid in Common Shares within 45 days after the termination of the Participant’s employment, and Performance Shares subject to continued vesting under the provisions of Section 1(b)(ii) or (iii) shall be paid in Common Shares within 45 days after the scheduled Vesting Date.

For purposes of this Award Agreement, the Participant’s “Retirement” shall mean the Participant’s Voluntary Resignation on or after attaining age 60 and completion of at least 10 years of service. The Participant’s “Termination Under Limited Circumstances” shall mean the Participant’s termination from Key under circumstances in which the Participant becomes entitled to receive: (i) a severance payment under the KeyCorp Separation Pay Plan as in effect at the time of the Participant’s termination, or (ii) under circumstances under which the Participant is entitled to receive salary continuation benefits under the terms and conditions of an employment separation or letter agreement with Key, including, without limitation, a Change of Control Agreement.

Any pro rata vesting under this Award Agreement shall be determined by multiplying the number of unvested Performance Shares as of the date of the Participant’s termination by a fraction, the numerator of which shall be the number of full months of Participant’s continuous employment from the Date of Grant through the date of termination and the denominator of which shall be 36.

(c) Certain Terminations Within Two Years After a Change of Control. Notwithstanding the foregoing provisions of Section 1, if, prior to the Vesting Date, the Participant’s continuous employment with Key is terminated within two years following the date of a Change of Control for any reason other than a Voluntary Resignation (excluding a Voluntary Resignation that constitutes a Retirement, as defined above) or a Termination for Cause, the full number of Performance Shares shall become immediately vested (without pro ration). Subject to Section 11 hereof, Performance Shares vested under the provisions of this Section 1(c) shall be paid in Common Shares within 45 days after the date of termination of the Participant’s employment.

2. Payment of Vested Performance Shares. Except as otherwise provided in Sections 1(b) or 1(c), any Performance Shares earned pursuant to this Award Agreement shall become vested only if the Participant remains continuously employed by Key from the Date of Grant through the Vesting Date. Payment of any earned and vested Performance Shares, rounded down to the nearest whole Common Share, shall be made in the form of Common Shares. Except as otherwise provided in Sections 1(b) or 1(c), and further subject to Section 11 hereof, payment of vested Performance Shares shall occur within 45 days after the Vesting Date.

3. Dividend Equivalents. Dividend equivalents shall be credited on the number of Performance Shares which shall be deemed reinvested in additional Performance Shares and be subject to the same terms and restrictions otherwise applicable to this Award (including but not limited to vesting requirements) under this Award Agreement, the Plan and the Acceptance Agreement.

4. Harmful Activity. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant engages in any Harmful Activity prior to or within twelve months after the Participant’s termination of employment with Key, then the Performance Shares shall be immediately forfeited without further action or notice, and, upon KeyCorp’s demand, the Participant shall return to KeyCorp any Common Shares received pursuant to this Award within one year prior to the Participant’s termination of employment and/or pay to KeyCorp the Profits received by the Participant on the disposition of any Common Shares received pursuant to this Award Agreement within one year prior to the Participant’s termination of employment. This Section 4 shall survive the termination of Participant’s employment.

5. KeyCorp’s Reservation of Rights. As a condition of receiving this Award, the Participant acknowledges and agrees that Key intends to comply with the requirements of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including clawback provisions), as the same may be amended from time to time; (b) the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies; and (c) KeyCorp’s risk requirements and policies. As a condition of receiving this Award, the Participant understands and agrees that KeyCorp may, in its sole discretion, (x) decrease or cause the forfeiture of all or any part of this Award, (y) initiate a clawback of all or any part of this Award, and/or (z) demand the Participant’s repayment to KeyCorp of any Common Shares delivered or cash paid to the Participant under this Award if KeyCorp determines that such action is necessary or desirable.

6. Relation to Other Benefits. Any economic or other benefit to the Participant under this Award Agreement shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Key and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Key.

7. Taxes and Withholding. To the extent that Key is required to withhold any federal, state, local or other taxes in connection with the delivery of Common Shares under this Award Agreement, then Key shall retain a number of Common Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Common Shares on the date of delivery). To the extent that Key is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Common Shares under this Award

Agreement, then Key shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, (b) retain a number of Common Shares that otherwise would remain subject to this Award with a value equal to the required withholding amount (determined based on the Fair Market Value of the Common Shares on the date the applicable taxes are required to be withheld) and make a corresponding reduction in the number of Performance Shares subject to this Award, or (c) deduct the required tax withholding from any other compensation payable in cash to the Participant. To the extent that withholding taxes are satisfied by the retention of Common Shares, the value of the Common Shares so retained shall not exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Further, to the extent that this Award constitutes a deferral of compensation subject to Section 409A of the Code, any retention of Common Shares pursuant to clause (b) of the immediately preceding sentence to satisfy tax withholding requirements at any time other than at the time of delivery of Common Shares shall be effected only as permitted pursuant to Treasury Regulations Sections 1.409A-3(j)(4)(vi) and 1.409A-3(j)(4)(xi), as applicable.

8. Entire Agreement; Amendments. This Award Agreement, along with the Plan and the related Acceptance Agreement, contains the entire agreement and understanding of the parties with respect to the subject matter contained therein, and supersedes all prior written or oral communications, representations and negotiations in respect thereto. KeyCorp may modify or amend this Award Agreement at any time upon written notice to the Participant, provided that KeyCorp may not amend this Award Agreement in a manner adverse to the interests of the Participant without the Participant’s consent. Notwithstanding any other provision of this Award Agreement, if the Committee determines that a change in the business, operations, corporate structure or capital structure of KeyCorp, the manner in which it conducts business or other events or circumstances render the Performance Goal to be unsuitable, the Committee may modify the Performance Goal, in whole or in part, as the Committee deems appropriate. In the event of any inconsistency between the provisions of this Award Agreement or the related Acceptance Agreement, on the one hand, and the Plan, on the other, the Plan shall govern.

9. Administration. KeyCorp shall have the right, in accordance with the Plan, to determine any questions which arise in connection with the Award. All such determinations and decisions shall be final, conclusive and binding on all persons, including Key, the Participant and the Participant’s estate and beneficiaries.

10. Successors and Assigns. Without limiting Section 14.1 of the Plan, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of KeyCorp.

11. Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Award comply with the provisions of Section 409A of the Code (“Section 409A”). The Award shall accordingly be administered in a manner consistent with this intent, and any provision that would cause the Award to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. In particular, if Participant is a "specified employee," as determined by Key in accordance with Section 409A, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Award that constitute a "deferral of compensation" within the meaning of Section 409A, that are provided as a result of Participant’s separation from service and that would otherwise be paid or provided during the first six months following Participant’s separation from service shall be accumulated through (without interest) and paid or provided no earlier than six (6) months following Participant’s separation from service (or, if Participant should die during such six-month period, as soon as administratively possible). Further, but solely to the extent necessary to comply with Section 409A, a transaction shall be considered a Change of Control only if it also qualifies as a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of KeyCorp within the meaning of Section 409A, and the Participant’s “Disability” will be treated as such only if the Participant would also be considered “disabled” within the meaning of Section 409A.

ACCEPTANCE AGREEMENT

I acknowledge receipt of the attached Award and in consideration thereof, I accept such Award subject to the terms and conditions of the Plan, the Award Agreement, and the restrictions that are set forth in this Acceptance Agreement.

I also understand and agree that the restrictions set forth in this Acceptance Agreement are (i) in addition to, and do not in any way limit or vary the restrictions that are contained in any other agreement, plan, policy, or practice that are applicable to me as an employee of Key, and (ii) binding upon me regardless of whether I vest, sell, transfer, pledge, hypothecate, or otherwise dispose of the Award or any amount to be paid to me pursuant to the Award.

1. I recognize the importance of preserving the confidentiality of Non-Public Information of Key, and I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) both during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon the termination of my employment with Key, I will immediately return to Key all documents, data, information and equipment in my possession or to which I have access that may contain such Non-Public Information. I also agree to enter into and to execute nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship. “Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as Key, and that of its customers or suppliers, and that are not generally known by the public.

I acknowledge that Key has informed me that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Non-Public Information that: (1) is made (a) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosure of Non-Public Information to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under the federal Defend Trade Secrets Act. This provision does not limit my right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Key, my employment, or this provision. Furthermore, I am not required to contact Key regarding the subject matter of any such communications before engaging in such communications. I understand that my rights as set forth in this paragraph apply to this Acceptance Agreement, as well as any similar agreement that I have entered into, or may enter into, with Key regarding non-disclosure of information.

2. I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property, and that any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, and which pertains to the business of Key is the property of Key. I hereby agree and I hereby assign to Key all right, title, and interest in and absolute title to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and I agree that I will execute all patent applications and assignments thereof on Key’s behalf without additional compensation. “Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing.

3. Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key Employee, without the written consent of Key (which consent Key may grant or withhold in its discretion). “Key Employees” shall include (i) all current Key employees, and (ii) all persons who were employed by Key at any time during the six (6) month period prior to my termination from Key.

4. (a) During the course of my employment at Key, I may become aware of Key's customers and prospects through access to trade secrets or other confidential or proprietary information. Except in the performance of my duties for Key, I acknowledge and agree that, from my employment date through a period of one (1) year following my termination of employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity:

(1) solicit any Key customer or potential Key customer for the purposes of directly or indirectly furnishing any financial or banking products or services that compete with or are a substitute for the products and/or services offered by Key, provided that such restriction shall only apply to: (a) any Key customers (i) with whom I directly interacted regarding Key’s products or services, (ii) for whom I provided products or services, or (iii) about whom I was provided access to trade secrets or other confidential and proprietary information as an employee of Key; and (b) any Key prospects with whom I directly interacted regarding Key’s products or services in the 12 months immediately preceding the termination of your employment with Key and about whom I was provided access to trade secrets or other confidential and proprietary information as an employee of Key; and

(2) conduct business with any such Key customers and prospects, provided that such restriction only would apply to financial and banking products and services that compete with or are a substitute for the products and/or services offered by Key and as such restrictions may be limited by FINRA Rule 2140.

If anything contained in this non-solicitation provision or the non-solicitation provision in paragraph 3 above should be determined by any court to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be amended to make it enforceable.

(b) In the event that my employment with Key is terminated as a result of a Termination Under Limited Circumstances, the restrictions in paragraph 4(a) of this Acceptance Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Acceptance Agreement shall remain in full force and effect.

5. The aforementioned restrictions in paragraphs 1, 2, 3 and 4(a) of this Acceptance Agreement shall not apply in the event that, within the 2-year period commencing on a Change of Control: (i) my employment with Key is terminated as a result of a Termination Under Limited Circumstances, or (ii) I terminate employment with Key after either (x) a relocation of my principal place of employment more than 35 miles from my principal place of employment immediately prior to the Change of Control, or (y) a reduction in my base salary after a Change of Control.

6. I agree that the Plan, the Award Agreement and this Acceptance Agreement will be governed by Ohio law without regard to conflicts of laws principles, and that if any term, condition, clause or provision of the Plan, the Award Agreement or this Acceptance Agreement is determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision determined to be void or invalid shall be stricken, and the remainder of the Plan, the Award Agreement and this Acceptance Agreement shall remain in full force and effect in all other aspects.

I also understand and agree that if I engage in any activity that is in violation of the Plan, the Award Agreement or this Acceptance Agreement, such conduct may cause serious damage and irreparable injury to Key, and Key at its election may terminate my employment (if I am still employed), seek monetary damages and attorney fees, and injunctive relief without the necessity of posting bond, as well as any and all other equitable relief to which it may be entitled under the law, the Plan, the Award Agreement and this Acceptance Agreement.

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